UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report
(Date of Earliest Event Reported):
April 28, 2020
CAMPBELL SOUP COMPANY

New Jersey	1-3822	21-0419870
State of Incorporation	Commission File Number	I.R.S. Employer Identification No.
One Campbell Place
Camden, New Jersey 08103-1799
Principal Executive Offices
Telephone Number: (856) 342-4800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Capital Stock, par value $.0375	CPB	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 – Regulation FD Disclosure

In anticipation of meetings with investors and a scheduled television appearance by members of our senior management during which they may discuss the Campbell Soup Company's (the "Company") performance during to the COVID-19 pandemic, we are furnishing this Form 8-K to disclose the following.

The Company is extending premium payments to its approximately 11,000 front-line team members who make, sell, and distribute products to retail customers across the country. The program, originally announced on March 24, 2020, supports teams at the Company’s manufacturing plants, distribution centers and in-store field-based sales, as they continue to ensure consumers have food during this critical time. The premium payments, which include the following, will be extended through May 16/17, 2020 (depending on regular payroll workweek cycle), at which point the Company will re-evaluate based on COVID-19 situation:

•a $2 per-hour premium payment for hourly employees and temp agency employees at all of the Company's production facilities and distribution centers; and
•a $100 per-week premium payment for front-line supervisors, certain site staff and depot managers who are reporting to work as essential infrastructure workers. This incentive also includes employees who oversee the Company's sales execution teams that are in stores and working with customers and independent distributors to ensure that store shelves are stocked.

These actions are in addition to a number of steps the Company has already taken to ensure the well-being and safety of its teams, including protocols for identifying potential employee exposure, quarantines, enhanced cleaning procedures and health screenings, including thermal imaging temperature checks, the mandatory use of masks at all facilities, and aggressive social distancing programs across the Company's network.

In addition to supporting its front-line employees, the Company has also supported its communities where it has operations. The Company has contributed approximately $4.3 million in financial support and food to organizations, including local food banks, pantries, or community organizations in the Company's hometowns across North America. The Company began distributing funds and/or food to organizations on March 26, 2020.

The Company also may discuss items about its recent business performance in response to the increased demand for its products. For the four weeks ending March 29, 2020:

•Campbell's condensed soup gained 5.2 million new households, Campbell’s Chunky soup gained 4.6 million new households and Prego gained 5.5 million new households per IRI National Consumer Panel data: Total U.S. All Outlets vs. a comparable period one year ago; and
•IRI Pantry Audit findings support our belief that repeat levels for new buyers are above historical soup season repeat levels.

The Company also plans to discuss the latest four weeks, ending April 19, 2020, of IRI U.S. dollar consumption data, making the following points:

•Total Meals & Beverages segment increased 34.4 percent;
•Total Snacks segment increased 16.1 percent;
•Campbell's soup (including Pacific Foods) increased 41.7 percent;
•Prego pasta sauce increased 49.2 percent;
•Pepperidge Farm cookies increased 27.8 percent;
•Pepperidge Farm fresh bread & rolls increased 23.6 percent;
•Snyder’s of Hanover pretzels increased 19.1 percent;
•Kettle Brand chips increased 44.5 percent; and
•Cape Cod chips increased 39.5 percent.
•The outlier is Pepperidge Farm Goldfish crackers, which decreased 6.1 percent, driven by sustained levels of high demand resulting in some short-term supply challenges with continued strong demand in unmeasured channels.

In addition to the investor meetings, Mr. Clouse is scheduled to appear on the CNBC television program “Mad Money” on April 29, 2020. A transcript of Mr. Clouse's appearance will be available at www.campbellsoupcompany.com.

Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current expectations of our future business or financial results. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause our actual results to vary materially from those anticipated or expressed in any forward-looking statement include impacts of factors described in the Form 10-K and subsequent SEC filings. We disclaim any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPBELL SOUP COMPANY

Date: April 28, 2020	By:	/s/ Charles A. Brawley, III
Charles A. Brawley, III
Vice President, Corporate Secretary and Deputy General Counsel